Exhibit 99.2

CONSENT TO ACT AS DIRECTOR

TO:

V CAPITAL CONSULTING GROUP LIMITED

Vistra Corporate Services Centre

Wickhams Cay II, Road Town

Tortola, British Virgin Islands

Dear Sirs,

I, being an individual who is over 18 years of age, hereby give my consent to act as a director of V Capital Consulting Group Limited (“Company”).

I hereby confirm that I am qualified for appointment as director and I am not:

(a)	a disqualified person[1] within the meaning of Section 260(4) of the Insolvency Act;
(b)	a restricted person[2] within the meaning of Section 409 of the Insolvency Act;
(c)	an undischarged bankrupt; and
(d)	a person who, in respect of the Company, is disqualified by the memorandum or articles from being a director of the Company.

Date: 15 January 2026

Yours faithfully,

/s/ Vivian Fong Yin Ying
Vivian Fong Yin Ying

Nationality	:	Malaysia
Date and Place of Birth	:	5 November 1988, Malaysia
Passport or ID No.	:	A56486950
Address	:	27, Jalan Anggerik Eria 31/104E, Kota Kemuning, 40460 Shah Alam, Selangor
Occupation	:	Director of Bona Trust Corporation

Note:

[1]	Pursuant to Section 260(4) of the Insolvency Act, a person is a “disqualified person” for the period in which:
	(a)	a disqualification order has effect against him; or
	(b)	a disqualification undertaking is in place in respect of him.
2	Pursuant to Section 409 of the Insolvency Act, “restricted person” means a person:
	(a)	against whom a bankruptcy restrictions order or an interim order has effect; or

(b)	in respect of whom a bankruptcy restrictions undertaking is in place.